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                                                                    EXHIBIT 99.1

                          LEXICON GENETICS REPORTS 2004
                        SECOND QUARTER FINANCIAL RESULTS

THE WOODLANDS, TEXAS, JULY 29, 2004 - Lexicon Genetics Incorporated (Nasdaq:
LEXG), a biopharmaceutical company focused on the discovery of breakthrough treatments for human disease, today reported financial results for the three and six months ended June 30, 2004.

REVENUES: Lexicon's revenues for the three months ended June 30, 2004 increased 21 percent to $10.8 million from $8.9 million for the corresponding period in 2003. The increase was primarily attributable to collaborative research revenue recognized under Lexicon's neuroscience alliance for drug development with Bristol-Myers Squibb Company, offset by a decline in technology license fees. For the six months ended June 30, 2004, revenues increased 33 percent to $22.6 million from $17.0 million for the corresponding period of 2003.

RESEARCH AND DEVELOPMENT EXPENSES: Research and development expenses for the three months ended June 30, 2004 increased nine percent to $22.6 million from $20.8 million for the corresponding period in 2003. The increase primarily reflects higher personnel and laboratory supply costs for the continued advancement of Lexicon's drug discovery programs. Those higher costs were partially offset by the absence of any non-cash, stock-based compensation expense in the three months ended June 30, 2004 as compared to $1.3 million in the three months ended June 30, 2003, as a result of the completion earlier in the year of the amortization of stock-based compensation related to option grants made prior to the Company's April 2000 initial public offering. For the six months ended June 30, 2004, research and development expenses increased 11 percent to $45.0 million from $40.6 million for the corresponding period in 2003. Research and development expenses included non-cash stock-based compensation expense of $0.4 million and $2.6 million for the six months ended June 30, 2004 and 2003, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses for the three months ended June 30, 2004 decreased 22 percent to $4.6 million from $6.0 million for the corresponding period in 2003, primarily due to the fact there was no non-cash, stock-based compensation expense in the three months ended June 30, 2004 as compared to $1.3 million in the three months ended June 30, 2003. For the six months ended June 30, 2004, general and administrative expenses decreased 18 percent to $9.7 million from $11.8 million for the corresponding period in 2003. General and administrative expenses included non-cash stock-based compensation expense of $0.4 million and $2.6 million for the six months ended June 30, 2004 and 2003, respectively.

NET LOSS: Net loss for the three months ended June 30, 2004 decreased to $16.8 million, or $0.26 per share, from a net loss of $17.6 million, or $0.34 per share, in the corresponding period in 2003. Net loss for the six months ended June 30, 2004 decreased to $32.3 million, or $0.51 per share, from a net loss of $34.8 million, or $0.66 per share, in the corresponding period in 2003.

CASH AND INVESTMENTS: As of June 30, 2004, Lexicon had $104.3 million in cash and investments, including restricted cash and investments, compared to $145.4 million as of March 31, 2004 and $161.0 million as of December 31, 2003. Restricted cash and investments were $0.4 million on June 30, 2004 and $57.5 million on both March 31, 2004 and December 31, 2003. Pursuant to the refinancing of the synthetic lease of Lexicon's headquarters and research facility in The Woodlands, Texas in April 2004, Lexicon repaid the $54.8 million funded under the synthetic lease with proceeds from a $34.0 million conventional mortgage and $20.8 million in cash. This transaction eliminated all restrictions on the cash and investments that had secured Lexicon's obligations under the synthetic lease.
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SUBSEQUENT EVENT: On July 28, 2004, Lexicon and Takeda Pharmaceutical Company,
Ltd. announced the formation of a collaboration to develop new drugs for the treatment of high blood pressure. The alliance is designed to accelerate the development and commercialization of new drugs directed against promising hypertension targets discovered in Lexicon's Genome5000 TM program. In the collaboration, Takeda will have exclusive access to all drug targets from Lexicon's Genome5000 program that control blood pressure. Takeda will be responsible for the screening, medicinal chemistry, preclinical and clinical development and worldwide commercialization of drugs directed against Lexicon's novel blood pressure targets, and will bear all related costs. Lexicon will receive an upfront payment of $12 million from Takeda for the initial, three-year term of the agreement. Takeda has the option to extend the term of the alliance for an additional two years in exchange for further committed funding. Takeda will make research milestone payments to Lexicon for each target selected for therapeutic development. In addition, Takeda will make clinical development and product launch milestone payments to Lexicon for each product commercialized from the collaboration. Lexicon will also earn royalties on worldwide sales of drugs commercialized by Takeda.

"Our newly formed collaboration with Takeda positions Lexicon to develop and commercialize drugs for high blood pressure with a recognized leader in this disease area," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Lexicon. "The Takeda collaboration further demonstrates the value and productivity of our Genome5000 engine. The same powerful engine has produced our internal drug discovery pipeline and we continue to make significant progress with our lead small molecule and antibody drug development programs."

SECOND QUARTER 2004 HIGHLIGHTS

Key events in the second quarter of 2004 included:

APPOINTMENT OF VICE PRESIDENT OF BIOTHERAPEUTICS: Lexicon appointed Gregory M. Landes as vice president of biotherapeutics. Dr. Landes brings to Lexicon over 25 years of experience in antibody drug discovery and development and functional genomics. He is responsible for directing the development of antibodies and therapeutic proteins for promising targets discovered in Lexicon's Genome5000 program. Prior to joining Lexicon, Dr. Landes was vice president of product discovery at Abgenix, Inc. and vice president of genetics and genomics at Genzyme Corp. Dr. Landes has authored more than 45 peer-reviewed publications. He holds a B.A. in Chemistry and a Ph.D. in Biochemistry from the University of Kansas and was a post-doctoral scholar at U.C.L.A.

REFINANCING OF SYNTHETIC LEASE OF HEADQUARTERS AND RESEARCH FACILITY: Lexicon refinanced the $54.8 million synthetic lease of its headquarters and research facility in The Woodlands, Texas with a $34.0 million conventional mortgage and repaid the balance of its obligations under the lease arrangement. The refinancing transaction increases Lexicon's financial flexibility, extends its ability to fund its drug discovery and development operations and allows it to control its research facility in The Woodlands, which is key to the long-term success of the Company's growth strategy.
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LEXICON CONFERENCE CALL:

Dr. Arthur T. Sands, president and chief executive officer, and Julia P. Gregory, executive vice president, corporate development and chief financial officer, will host the conference call at 11:00 a.m. EDT on Thursday, July 29, 2004. They will review Lexicon's operating highlights and financial results for the six months ended June 30, 2004 and will discuss the Company's expectations for the third quarter.

Conference call participants may dial: 800/268-8047 (domestic USA), 312/461-0644 (international). Pass code for all callers: 750629.

The audio web cast can be heard by logging on to www.lexicon-genetics.com. It will be archived and available for review through August 3, 2004.

                             ABOUT LEXICON GENETICS

Lexicon Genetics is a biopharmaceutical company focused on the discovery of breakthrough treatments for human disease. Lexicon is systematically discovering the physiological and behavioral functions of genes to identify potential points of therapeutic intervention, or drug targets. Lexicon makes these discoveries using its proprietary gene knockout technology to model the physiological effects that could be expected from prospective drugs directed against novel targets. The Company has advanced knockout-validated targets into drug discovery programs in six therapeutic areas: diabetes and obesity, cardiovascular disease, cancer, immune system disorders, ophthalmic disease, and psychiatric and neurological disorders. Lexicon is working both independently and through strategic collaborations and alliances to accelerate the development and commercialization of its discoveries. Additional information about Lexicon is available through its corporate website, www.lexicon-genetics.com.

                              SAFE HARBOR STATEMENT

This press release contains "forward-looking statements," including statements about Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to develop drug candidates from its discoveries, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under "Factors Affecting Forward-Looking Statements" and "Business - Risk Factors" in Lexicon's annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

CONTACT FOR LEXICON GENETICS:
Carol Schafer
Vice President, Finance and Communications
281/863-3880
cschafer@lexgen.com
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                          LEXICON GENETICS INCORPORATED

                             SELECTED FINANCIAL DATA

                                                                                THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                                     JUNE 30,                      JUNE 30,
CONSOLIDATED STATEMENTS OF OPERATIONS DATA                                    -----------------------       -----------------------
(In thousands, except per share data)                                           2004           2003           2004           2003
                                                                              --------       --------       --------       --------
                                                                                    (UNAUDITED)                   (UNAUDITED)
Revenues:
   Subscription and license fees .......................................      $  2,567       $  4,310       $  6,115       $  7,412
   Collaborative research ..............................................         8,211          4,590         16,505          9,583
   Compound libraries and other ........................................            --             21             --             32
                                                                              --------       --------       --------       --------
     Total revenues ....................................................        10,778          8,921         22,620         17,027
Operating expenses:
   Research and development, including stock-based compensation
   of $0, $1,285, $416 and $2,555, respectively ........................        22,580         20,794         44,981         40,628
   General and administrative, including stock-based compensation
   of $0,  $1,276, $411 and $2,552, respectively .......................         4,642          5,979          9,686         11,783
                                                                              --------       --------       --------       --------
     Total operating expenses ..........................................        27,222         26,773         54,667         52,411
                                                                              --------       --------       --------       --------
Loss from operations ...................................................       (16,444)       (17,852)       (32,047)       (35,384)
Interest and other income ..............................................           361            316            789            784
Interest expense .......................................................          (705)           (83)          (996)          (164)
                                                                              --------       --------       --------       --------
Net loss ...............................................................      $(16,788)      $(17,619)      $(32,254)      $(34,764)
                                                                              ========       ========       ========       ========
Net loss per common share, basic and diluted ...........................      $  (0.26)      $  (0.34)      $  (0.51)      $  (0.66)
                                                                              ========       ========       ========       ========

Shares used in computing net loss per common share .....................        63,369         52,496         63,217         52,434

CONSOLIDATED BALANCE SHEET DATA                                                      AS OF JUNE 30,         AS OF DECEMBER 31,
(In thousands)                                                                            2004                    2003
                                                                                     --------------         ------------------
                                                                                       (UNAUDITED)
Cash and investments, including restricted cash and investments of
   $430 and $57,514, respectively ................................................      $ 104,310               $ 161,001
Property and equipment, net ......................................................         81,810                  83,676
Goodwill .........................................................................         25,798                  25,798
Intangible assets other than goodwill, net .......................................          2,440                   3,040
Total assets .....................................................................        221,179                 284,199
Deferred revenue .................................................................         36,778                  47,692
Long-term debt ...................................................................         37,289                  56,344
Accumulated deficit ..............................................................       (246,197)               (213,943)
Total stockholders' equity .......................................................        136,301                 166,216